Exhibit 10.9

FORM OF INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made this [●]th day of [●], 2024 (the “Agreement”) by and between Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), and [●] (“Indemnitee”).

WHEREAS, the Company believes that in order to attract and retain highly competent persons to serve as directors or in other capacities, including as officers, it must provide such persons with adequate protection through indemnification against the risks of claims and actions against them arising out of their services to and activities on behalf of the Company;

WHEREAS, the Company desires and has requested Indemnitee to serve as a director or officer and may also desire and request the Indemnitee to serve in the future in other Positions (as hereinafter defined);

WHEREAS, in order to induce the Indemnitee to serve as a director or officer of the Company or in any other Position, the Company is willing to grant the Indemnitee the indemnification provided for herein. Indemnitee is willing to so serve on the basis that such indemnification be provided. The indemnification provided herein is a supplement to and in furtherance of any rights granted under the Company’s and any applicable Affiliated Entity’s certificate of incorporation and bylaws and shall not be deemed to be a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Change of Control” means, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries acting in such capacity, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the total voting power represented by the Company’s then outstanding Voting Securities (as hereinafter defined) , (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”) and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2⁄3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of its assets, or (v) the Company shall file or have filed against it, and such filing shall not be dismissed, any bankruptcy, insolvency or dissolution proceedings, or a trustee, administrator or creditors committee shall be appointed to manage or supervise the affairs of the Company; provided that the beneficial ownership by those certain funds affiliated with each of Aaron G.L. Fletcher and Les Kreis, Jr. (the “Bios Equity Affiliated Funds”) of those shares of common stock beneficially owned by the Bios Equity Affiliated Funds as of the date hereof (as increased solely by any shares issued to either Aaron G.L. Fletcher or Les Kreis, Jr. as compensation for service as a director of the Company) shall not be deemed a Change of Control hereunder.

(b) “Expenses” shall include all out of pocket fees, costs and expenses, including, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred if Indemnitee is involved in any manner (including, without limitation, as a party or a witness) in any Proceeding (as hereinafter defined) and the fees and costs incurred in seeking to enforce, interpret or construe an indemnification, reimbursement or payment right under this Agreement, the Company’s or any Affiliated Entity’s certificate of incorporation or bylaws, any other agreement to which Indemnitee and the Company or any Affiliated Entity is party, any vote of stockholders or directors of the Company or any of its Affiliated Entities, the Delaware General Corporation Law (the “DGCL”), any other applicable law or any liability insurance policy or in connection with a determination contemplated by Section 5 of this Agreement.

(c) “Position” is (i) service as a director, officer, partner, trustee, fiduciary, manager or employee of the Company or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise as to which the Company beneficially owns, directly or indirectly, at least a majority of the voting power of equity or membership interests, or in the case of employee benefit plans, is sponsored or maintained by the Company or one of the foregoing (any of the foregoing, an “Affiliated Entity”) or (ii) service at the request of the Company as a director, officer, partner, trustee, fiduciary, manager or employee of a corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise which is not an Affiliated Entity (an “Unaffiliated Entity”), provided, however, that such request for service has been approved in writing by the Board or a committee thereof or by the Chairman of the Board or the Chief Executive Officer of the Company.

(d) “Proceeding” shall mean any civil, criminal, administrative or investigative action, suit, proceeding or procedure in which the Indemnitee is involved in any manner by reason of the fact of the Indemnitee’s Position or Positions, including, without limitation, as a party or a witness.

(e) “Undertaking” shall mean an undertaking by Indemnitee to repay Expenses if it shall ultimately be determined by a court of competent jurisdiction from which no appeal can be taken that Indemnitee is not entitled to be indemnified by the Company.

(f) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

Section 2. Indemnification — General. The Company shall indemnify, subject to the terms of this Agreement, Indemnitee against all judgments, awards, fines, ERISA excise taxes, penalties, amounts paid in settlement, liabilities and losses and shall pay or reimburse all Expenses incurred by Indemnitee, subject to the terms of this Agreement, to the fullest extent permitted by Delaware law in effect on the date hereof or as amended to increase the scope of permitted indemnification, if Indemnitee is involved in any manner (including, without limitation, as a party or a witness) in any Proceeding by reason of the fact of Indemnitee’s Position or Positions, including, without limitation, any Proceeding by or in the right of the Company to procure a judgment in its favor, but excluding any Proceeding initiated by Indemnitee other than (a) Proceedings initiated by Indemnitee which are consented to in advance in writing by the majority vote of the directors of the Company (excluding any directors who are parties to the Proceeding, even though less than a quorum; or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion) and (b) counterclaims made by Indemnitee in a Proceeding which directly respond to and negate the affirmative claim made against Indemnitee in such Proceeding. In the event Indemnitee incurs Expenses or settles a Proceeding under circumstances in which the Company would have an obligation to indemnify Indemnitee for the Expenses or settlement amount, the Company may discharge its indemnification obligation by making payments on behalf of Indemnitee directly to the parties to whom such Expenses or settlement amounts are owed by Indemnitee. Notwithstanding the foregoing, the Company will also, to the fullest extent permitted by Delaware law in effect on the date hereof or as amended to increase the scope of permitted indemnification, indemnify, reimburse and pay Indemnitee for Expenses incurred in seeking to enforce, interpret or construe an indemnification, reimbursement or payment right under this Agreement, the Company’s certificate of incorporation or bylaws or similar organizational documents of any Affiliated Entity, any other agreement to which Indemnitee and the Company or any of its Affiliated Entities are party, any vote of stockholders or directors of the Company or any of its Affiliated Entities, the DGCL or other corporate or entity law governing any Affiliated Entities, any other applicable law relating to the Positions or any liability insurance policy.

Section 3. Expenses. Upon receipt by the Company of an Undertaking by Indemnitee, the Company shall pay or reimburse Expenses incurred by Indemnitee in connection with a Proceeding, any action or proceeding contemplated by the last sentence of Section 2 of this Agreement and any determination contemplated by Section 5 of this Agreement, in each case in advance of its final disposition. The Company shall not impose other conditions to advancement and shall not seek or agree to any order that would prohibit Indemnitee from enforcing such right to advancement. Such payment shall be made within thirty (30) days after the receipt by the Company of a written request from Indemnitee requesting reimbursement or payment of such Expenses. Such request shall reasonably evidence the Expenses incurred by Indemnitee. The burden of proving that the Company is not liable for reimbursement or payment of Expenses shall be on the Company.

Section 4. Limitations. The Company shall not indemnify Indemnitee (a) if such indemnification or payment would be prohibited under any applicable laws, rules or regulations, (b) for an accounting of profits arising from the purchase and sale by the Indemnitee of securities under Section 16(b) of the Exchange Act, or (c) for violations of federal or state insider trading laws, unless, in each such case, Indemnitee has been successful on the merits, received the Company’s written consent prior to incurring an Expense or, after receiving the Company’s written consent to incurring the cost of settlement, settled the Proceeding. This Section 4 shall not limit the Company’s obligation to advance Expenses to Indemnitee pursuant to Section 3 of this Agreement.

Section 5. Standard of Conduct. No claim for indemnification shall be paid by the Company unless it has been determined that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, which is the standard of conduct set forth in Section 145 of the DGCL (as such, the “Standard of Conduct”, with such Standard of Conduct to be automatically revised to conform to any successor provision of the DGCL that is more favorable to Indemnitee) except that no indemnification shall be made with respect to any Proceeding by or in right of the Company as to which the Indemnitee shall have been adjudged to be liable to the Company, except as determined by the court or other tribunal adjudicating the Proceeding. Unless (a) a Change of Control has occurred or (b) ordered by a court or other tribunal, such determinations of whether the Standard of Conduct has been satisfied shall be made by (i) a majority vote of the directors of the Company who are not parties to the Proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by stockholders of the Company. If a Change of Control has occurred, such determination of whether the Standard of Conduct has been satisfied shall be made by independent legal counsel in a written opinion to the Company and Indemnitee. Such independent legal counsel shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably conditioned, withheld or delayed). The Company shall pay the fees and expenses of the independent legal counsel and indemnify the independent legal counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to its engagement and shall indemnify, reimburse and pay Indemnitee for Expenses incurred in connection with such determination. Indemnitee shall be deemed to have met the Standard of Conduct if the determination is not made by the Company within sixty days of receipt by the Chief Executive Officer of a written request by Indemnitee for indemnity. If the Indemnitee has been determined not to have met the Standard of Conduct, Indemnitee may commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial de novo determination by the court or challenging any such determination or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and agrees to appear in any such proceeding. Any determination under this Section 5 otherwise shall be conclusive and binding on the Company and Indemnitee. In no event shall a determination be a prerequisite to or affect the Company’s obligation to advance Expenses to Indemnitee pursuant to Section 3 of this Agreement.

Section 6. Contribution. If the full indemnification and payment or reimbursement of Expenses provided by this Agreement may not be paid to Indemnitee because it has been finally adjudicated that such indemnification or payment or reimbursement of Expenses incurred by Indemnitee is prohibited by Delaware or other law, or if it has been determined as provided above that the Standard of Conduct has not been met, and if and to the extent that Indemnitee is not entitled to coverage under the Company’s directors and officers liability insurance policy, then in respect of any such actual or threatened Proceeding in which the Company or an Affiliated Entity is jointly liable with Indemnitee (or would be if joined in such Proceeding), as determined:

(a) if no Change of Control has occurred, by (i) majority vote of the directors of the Company who are not parties to the Proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by stockholders of the Company, or

(b) if a Change of Control has occurred, by independent legal counsel in a written opinion to the Company and Indemnitee (such independent legal counsel to be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld or delayed)), the Company shall contribute to the amount of loss, liability or Expenses incurred by Indemnitee in such proportion as appropriate to reflect (i) the relative benefits received by the Company and any Affiliated Entity on the one hand and Indemnitee on the other hand from the transaction from which such Proceeding arose and (ii) the relative fault of the Company, any Affiliated Entity or Unaffiliated Entity, including other persons indemnified by the Company, on the one hand, and Indemnitee, on the other hand, in connection with the events which resulted in such Proceeding, as well as any other relevant equitable considerations. The relative fault of the Company, any Affiliated Entity or Unaffiliated Entity, including other persons indemnified by the Company, on the one hand, and of Indemnitee, on the other hand, shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Proceeding. The Company acknowledges that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or any other method of allocation which does not take into account the foregoing equitable considerations.

Section 7. Defense of Claim. If any Proceeding asserted or commenced against Indemnitee is also asserted or commenced against the Company or an Affiliated Entity, the Company or the Affiliated Entity shall be entitled, except as otherwise provided herein below, to assume the defense thereof. After notice from the Company or any Affiliated Entity to Indemnitee of its election to assume the defense of any such Proceeding, Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding, but the Expenses of such counsel incurred after notice from the Company or any Affiliated Entity to Indemnitee of its assumption of the defense thereof shall be at the expense of Indemnitee and the Company shall not be obligated to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection therewith other than reasonable costs of investigation and reasonable travel and lodging expenses arising out of Indemnitee’s participation in the defense of such Proceeding, unless (a) otherwise notified by the Company, (b) Indemnitee’s counsel shall have reasonably concluded and so notified the Company that there is a conflict of interest between the Company or any Affiliated Entity and Indemnitee in the conduct of defense of such Proceeding, or (c) the Company or any Affiliated Entity shall not in fact have employed counsel to assume the defense of such Proceeding, in any of which cases the Expenses of Indemnitee in such Proceeding shall be reimbursed or paid by the Company. The Company or any Affiliated Entity shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company by its stockholders or as to which Indemnitee’s counsel shall have made the conclusion set forth in clause (b) of the preceding sentence of this Section 7.

Section 8. Settlement. The Company will not, without the prior written consent of the Indemnitee, which may be provided or withheld in Indemnitee’s sole discretion, effect any settlement of any Proceeding against Indemnitee unless such settlement solely involves the payment of money by persons other than Indemnitee and includes an unconditional release of Indemnitee from all liability arising from or relating to any matters that are the subject of such Proceeding. The Company shall not be obligated to indemnify Indemnitee against amounts paid in settlement of a Proceeding against Indemnitee if such settlement is effected by Indemnitee without the Company’s prior written consent, which shall not be unreasonably withheld.

Section 9. Duration of Agreement. This Agreement will be considered to be in effect on the first day of the Indemnitee’s Position or Positions, even if such date occurs prior to the date of this Agreement, and will continue for so long as Indemnitee may be subject to any possible Proceeding by reason of the fact of Indemnitee’s Position or Positions, whether or not Indemnitee ceases to hold such Position or Positions.

Section 10. Confidentiality. Except as required by law or as otherwise becomes public (other than in violation of this Agreement) or as communicated to Indemnitee’s counsel or to Indemnitee’s or the Company’s insurer, in seeking indemnification or reimbursement or payment of Expenses hereunder, Indemnitee agrees to keep confidential any information that arises in connection with this Agreement, including but not limited to, claims for indemnification or payment or reimbursement of Expenses, amounts paid or payable under this Agreement and any communications between the Indemnitee and the Company. Nothing in this Agreement limits the Indemnitee’s rights under applicable law to provide truthful information to regulatory, judicial, administrative or other governmental authorities, including the filing of a charge with or participation in any investigation or proceeding conducted by federal, state or local authorities.

Section 11. Applicability to Other Indemnification Provisions. This Agreement is entered into pursuant to Section 145(f) of the DGCL and to the fullest extent permitted by law shall be in addition to indemnification and reimbursement or payment of Expenses provided by the DGCL. To the fullest extent permitted by law, the Company shall apply this Agreement in considering requests for indemnification or reimbursement or payment of Expenses under its certificate of incorporation, bylaws, or any other agreement or undertaking of the Company or similar constituent documents of an Affiliated Entity that provides rights to indemnification or reimbursement or payment of Expenses.

Section 12. No Duplication of Payments. The Company shall indemnify and pay or reimburse Expenses of the Indemnitee in accordance with the provisions of this Agreement, provided, however, that the Company shall not be liable under this Agreement to make any payment under this Agreement to the extent that Indemnitee (a) is otherwise entitled to receive reimbursement or payment of amounts otherwise payable hereunder from an Unaffiliated Entity (including insurance maintained by an Unaffiliated Entity) as a result of Indemnitee’s Position or Positions at or with respect to an Unaffiliated Entity, (b) receives payment or reimbursement under an insurance policy maintained by the Company or by or out of a fund created by the Company and under the control of a trustee or otherwise, or (c) receives payment from other sources provided by the Company. If Indemnitee has a right of recovery from an Unaffiliated Entity (including insurance maintained by an Unaffiliated Entity), Indemnitee shall take all actions reasonably necessary to recover payment (or insurance) from such Unaffiliated Entity before seeking payment from the Company under this Agreement, including initiating a civil, criminal, administrative or investigation action, suit, proceeding or procedure; provided, however, that to the extent recovery of such payment requires meeting a prior deductible or other financial outlay, such payment or financial outlay shall be deemed to be an Expense hereunder.

Section 13. Insurance. The Company shall purchase and maintain a policy or policies of insurance with reputable insurance companies with A.M. Best ratings of “A” or better, providing Indemnitee with coverage for any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf by reason of the fact of Indemnitee’s Position or Positions, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. Such insurance policies shall have coverage terms and policy limits that are reasonable in scope and amount, as determined by the Company in its reasonable discretion. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of the coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the Company otherwise determines in good faith that obtaining or maintaining such insurance is not in the best interests of the Company. At the time the Company receives from Indemnitee any notice of the commencement of an action, suit or proceeding, the Company shall give prompt notice of the commencement of such action, suit or proceeding to the insurers in accordance with the procedures set forth in the policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy. The Company agrees that if there is a change in control of the Company, the Company shall maintain (or cause to be maintained) for the benefit of Indemnitee, the same policy or policies of insurance maintained in accordance with this Section 13 immediately prior to such change in control for a period of six years after the change in control or the termination of this Agreement in accordance with Section 9, whichever is later.

Section 14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee under any insurance policy held by the Company or an Affiliated Entity or otherwise. Indemnitee shall execute all documents reasonably required and shall do everything reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company to effectively bring suit to enforce such rights.

Section 15. Notice by Indemnitee. Indemnitee shall promptly notify the Company in writing in accordance with Section 21 of this Agreement upon the earlier of (a) becoming aware of a Proceeding where indemnity or reimbursement or payment of Expenses may be sought or (b) receiving or being served with any summons, citation, subpoena, complaint, indictment, information, inquiry or other document relating to any Proceeding which may be subject to indemnification or reimbursement or payment of Expenses covered hereunder. As a condition to indemnification or reimbursement or payment of Expenses, any demand for payment by Indemnitee hereunder shall be in writing. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure.

Section 16. Severability. If any provision of this Agreement shall be held to be invalid, inoperative or unenforceable as applied to any particular Proceeding or in any particular jurisdiction, for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other distinguishable Proceeding or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity, inoperability or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect any other remaining part of this Agreement.

Section 17. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Indemnitee and Indemnitee’s heirs, personal representatives, executors and administrators and upon the Company and its successors and assigns.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

Section 19. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 20. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 21. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, on the date delivered, (b) mailed by certified or registered mail, with postage prepaid, on the third business day after the date on which it is mailed or (c) sent by guaranteed overnight courier service, with postage prepaid, on the business day after the date on which it is sent:

(i)	If to Indemnitee, to the address set forth on the signature page of this Agreement;

(ii)	If to the Company, to:
Actuate Therapeutics, Inc.
1751 River Run, Suite 400
Fort Worth, Texas 76107
Attention: Chief Executive Officer

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 22. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

 Section 23. Venue. Any Proceeding relating to or arising from this Agreement, including without limitation, any Proceeding regarding indemnification or reimbursement or payment of Expenses arising out of this Agreement, shall only be brought and heard in the Chancery Court in and for the State of Delaware (the “Delaware Court”), and may not be brought in any other judicial forum. The Company hereby irrevocably and unconditionally (a) agrees that any action or proceeding arising out of or in connection with this Agreement may brought in the Delaware Court, (b) consents to submit to the non-exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) consents to service of process at the Company’s address set forth in Section 21 of this Agreement with the same legal force and validity as if served upon the Company personally within the State of Delaware, (d) waives any objection to the laying of venue of any such action or proceeding in the Delaware Court and (e) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ACTUATE THERAPEUTICS, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Name:	[●]
Address: